July 20, 2020

Andrea Shaw Resnick

Dear Andrea,

Reference is hereby made to your current employment letter dated as of August 10, 2016 (the “Employment Letter”) pursuant to which you are employed as the Global Head of Investor Relations and Corporate Communications of Tapestry, Inc. (“Tapestry” or the “Company”). This letter is being provided in connection with your appointment as Interim Chief Financial Officer (“Interim CFO”), reporting to the Chief Executive Officer of Tapestry. Upon effectiveness of the appointment, you will be a member of Tapestry’s Executive Committee during the Interim CFO Term (as defined below). You will be considered an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as an “Executive Officer” of Tapestry pursuant to Rule 3b-7 of the Exchange Act. By signing below where indicated, you will be accepting that appointment effective July 21, 2020 (the “Effective Date”).

This letter details the changes to your base salary and bonus opportunity that will apply, and a special retention award that will be made, in connection with your appointment as Interim CFO. Except as set forth herein, the terms of your Employment Letter continue to apply with respect to your employment as Interim CFO, except that while you are serving as the Company’s Interim CFO (the “Interim CFO Term”). You will continue to serve as the Company’s Global Head of Investor Relations and Corporate Communications during the Interim CFO Term. Upon the termination of the Interim CFO Term, you will no longer serve as Interim CFO. The remaining terms of the Employment Letter shall apply. For the avoidance of doubt the changes to the terms of your employment described in this letter, including the changes occurring upon the commencement and termination of the Interim CFO Term, will not be deemed to give rise to “good reason” under the Company’s 2010 and 2018 Stock Incentive Plan, each as amended, or any grant agreements for awards under either such Plan, the Tapestry, Inc. Special Severance Plan or other agreement between you and the Company or any applicable Company plan or policy.

Base Salary
As of the Effective Date and continuing through the last date of the fiscal quarter in which the Interim CFO Term ends, your annual base salary rate will be $700,000, which will be immediately reduced by 15% to $595,000 annually, consistent with the Company-wide salary reductions that were announced on April 20, 2020, and which are expected to remain in effect no longer than the end of the Company’s fiscal year 2021 (i.e., July 3, 2021). In the event your employment terminates under circumstances in which you are entitled to severance, your severance will be calculated based on your annual base salary rate in effect on the date of your termination.
Incentive Compensation

122123269

You will continue to be eligible to participate in the Company’s Performance-Based Annual Incentive Plan (“AIP”). For the period commencing on the Effective Date and continuing through the last date of the fiscal quarter in which the Interim CFO Term ends, your target bonus will be 80% of your salary actually paid during that period. Thereafter, your target bonus will revert to 60% of your salary paid for the remainder of the fiscal year, which shall reflect the reduced salary, as in effect for any portion of the fiscal year. The actual bonus payout may range from 0% of target for performance below established thresholds to 200% of target for maximum performance.

Any AIP bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with the Company on the AIP bonus payment date in order to be eligible to receive any such AIP bonus payment. If you resign your employment or are terminated for "cause," you are not eligible for this bonus for the fiscal year in which you provide the required notice of your intent to resign your employment (or resign without notice) or your employment is terminated, as applicable.

Special Equity or Cash Award
You will receive a special retention award (the “Special Award”) with a grant value of $400,000, which is expected to be granted in August 2020 as restricted stock units (“RSUs”). However, the Board of Directors of Tapestry (the “Board”) or the Human Resources Committee of the Board (the “Committee”) may determine that the Special Award will be a cash-based award instead of RSUs. The Special Award will cliff vest after two years subject to your continued employment or other service with the Company through the vesting date.

You will be subject to the terms and conditions of the grant agreement, including, but not limited to, the provisions relating to claw back of equity gains or other incentive compensation in certain post-employment scenarios. The terms and conditions of such grant agreements shall be the same as the terms that will apply to your anticipated annual equity grant in August; however, retirement treatment shall not apply to the Special Award in the event of a voluntary resignation. Notwithstanding anything to the contrary in this letter, the terms of the plan pursuant to which the Special Award is granted and related grant agreement, as they may be changed from time to time, will be controlling.

You hereby represent and warrant that you are not currently, and have never been, the subject of any allegation or complaint of harassment, discrimination, retaliation, or sexual or other misconduct in connection with prior employment or otherwise, and have not been a party to any settlement agreement or nondisclosure agreement relating to such matters (the “Representations”). The definition of termination for “cause” under your Employment Letter shall be amended to include a determination by the Company that your employment should be terminated for your breach of the Representations set forth above.

Your appointment as Interim CFO is contingent upon you passing a background check.

Andrea, if the foregoing accurately reflects your understanding of the terms that will apply in connection with your appointment as Interim CFO, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

Sincerely,

/s/ Sarah Dunn_____________________________
Sarah J. Dunn
Global Human Resources Officer
Tapestry, Inc.

Agreed and accepted by:
/s/ Andrea Shaw Resnick________    July 20, 2020_______________________
Name: Andrea Shaw Resnick        Date

3